Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
Financial Statement Schedule

To the Board of Directors
of NGP Capital Resources Company:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 13, 2009 appearing in the 2008 Annual Report to Directors and Stockholders of NGP Capital Resources Company (which report and financial statements are incorporated by reference in this Registration Statement) also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 13, 2009